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                                                                  EXHIBIT 21.01

                   SUBSIDIARIES OF PORTOLA PACKAGING, INC.,
                           A DELAWARE CORPORATION


Portola Packaging Canada Ltd., a Canadian federal corporation (operating)

Portola Packaging Ltd., a U.K. corporation (formerly Cap Snap Limited, a U.K. corporation, which was formerly Cap Snap (U.K.) Ltd.) (operating but not significant pursuant to Item 601 of Regulation S-K)

Portola Packaging Ltd. (also known as Emballages Portola Ltee), a Canadian federal corporation (operating but not significant pursuant to Item 601 of Regulation S-K)